As filed with the Securities and Exchange Commission on June 25, 1997

                                                   Registration No. 33-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 FOOTSTAR, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                         22-3439443
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    (State or other jurisdiction                             (I.R.S. Employer
 of incorporation of organization)                          Identification No.)


                            933 MAC ARTHUR BOULEVARD
                            MAHWAH, NEW JERSEY 07430
          (Address, including zip code, of principal executive offices)

                   FOOTSTAR 1997 ASSOCIATE STOCK PURCHASE PLAN
                            (Full title of the plan)

                                 FOOTSTAR, INC.
                            933 MAC ARTHUR BOULEVARD
                            MAHWAH, NEW JERSEY 07430
                                 (201) 934-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

                                 With a copy to:

                              WARREN J. CASEY, ESQ.
                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                          MORRISTOWN, NEW JERSEY 07962
                                 (201) 966-6300

                         CALCULATION OF REGISTRATION FEE
------------------------- ----------------------- ----------------------- ------------------------ -----------------------
        Title of                  Amount             Proposed maximum            Proposed                Amount of
     Securities to                to be               offering price             aggregate              registration
     be registered              registered             per unit (1)         offering price (1)              fee
------------------------- ----------------------- ----------------------- ------------------------ -----------------------
------------------------- ----------------------- ----------------------- ------------------------ -----------------------

   Common Stock, Par            1,600,000                 $19.23              $30,768,000              $9,323.64
  Value $.01 per share
------------------------- ----------------------- ----------------------- ------------------------ -----------------------

---------------------
       (1) Calculated pursuant to Rule 457(h)(1), based upon the provisions of the Plan whereby shares are to be purchased at 85% of the stock price, and based upon the average of the high and low price per share of the registrant's common stock listed on the New York Stock Exchange as reported in The Dow Jones on June 20, 1997.

   PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

   ITEM 1.           Plan Information.

           Not filed with this Registration Statement.


   ITEM 2.           Registrant Information and Employee Plan Annual
                     Information.

           Not filed with this Registration Statement.



   PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.           Incorporation of Documents by Reference.

            The following documents filed by Footstar, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

            1. The Company's Annual Report on Form 10-K for the year ended December 28, 1996.

            2. The Company's Current Report on Form 10-Q filed with the Commission on May 13, 1997.

            3. The description of the Company's common stock contained in the Registration Statement on Form 10 registering the Company's common stock, and any amendment or report filed for the purpose of updating such description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.


   ITEM 4.           Description of Securities.

                     Not applicable.

   ITEM 5.           Interests of Named Experts and Counsel.

                     The report of KPMG Peat Marwick LLP, independent certified public accountants, dated February 12, 1997, relating to the consolidated statements of financial condition of the Company and its subsidiaries as of December 28, 1996 and December 31, 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 28, 1996, which report appears in the December 28, 1996 Annual Report on Form 10-K of the Company, is incorporated herein by reference upon authority of said firm as experts in accounting and auditing.


   ITEM 6.           Indemnification of Directors and Officers.

                     INDEMNIFICATION. Article Ninth of the Amended and Restated Certificate of Incorporation of the Company provides that the corporation shall indemnify its present and former officers and directors serving at its request against expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative or investigative proceeding to the fullest extent permitted by the Delaware Law. The right to indemnification conferred in Article Ninth of the Amended and Restated
   Certificate of Incorporation of the Company also includes the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.

                     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by
   (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the Shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions
   (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of any improper personal benefit.

                     LIMITATION ON LIABILITY. Article Ninth of the Amended and Restated Certificate of Incorporation of the Company provides:

                     A director of the Corporation  shall, to the fullest extent permitted by Delaware Law, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                     Neither the  amendment  nor repeal of the Article  Ninth of the Amended or Restated Certificate of Incorporation of the Company, by the shareholders of the Corporation, or otherwise shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

                     Section 102 of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving intentional misconduct or a knowing violation of law, (c) involving the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (d) resulting in receipt by such person of any improper personal benefit.

                     INSURANCE. Article Ninth of the Amended and Restated Certificate of Incorporation authorizes the corporation to purchase and maintain insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him against such liability under Delaware Law.

   ITEM 7.           Exemption from Registration Claimed.

                     Not applicable.


   ITEM 8.           Exhibits.

      5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

     15 Letter of KPMG Peat Marwick LLP re unaudited interim financial information.

     23(a)      Consent of KPMG Peat Marwick LLP.

     23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

     99 Summary Plan Description of the Footstar 1997 Associate Stock Purchase Plan.

   ITEM 9.           Undertakings.

            1.       The undersigned registrant hereby undertakes:

                     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Bergen, State of New Jersey, on the 24 day of June, 1997.

                                              FOOTSTAR, INC.


                                        /S/ J.M. ROBINSON
                                     By:-----------------------------------
                                        Chairman of the Board, Chief Executive
                                        Officer and President of the Corporation


            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                           Title                               Date

 /S/ J.M. ROBINSON                     Chairman of the Board, Chief              June 24, 1997
--------------------------         Executive Officer, President of
   J.M. Robinson                       the Corporation and Director

/S/ CARLOS E. ALBERINI                 Senior Vice President and Chief           June 24, 1997
--------------------------                   Financial Officer
   Carlos E. Alberini

/S/ DONALD V. ROACH                          Vice President and                  June 24, 1997
--------------------------                  Corporate Controller
   Donald V. Roach

/S/ STANLEY P. GOLDSTEIN                         Director                        June 24, 1997
--------------------------
   Stanley P. Goldstein

/S/ GEORGE S. DAY                                Director                        June 24, 1997
--------------------------
   George S. Day

/S/ TERRY R. LAUTENBACH                          Director                        June 19, 1997
--------------------------
   Terry R. Lautenbach

/S/ BETTYE MARTIN MUSCHAM                        Director                        June 18, 1997
--------------------------
   Bettye Martin Musham

/S/ KENNETH S. OLSHAN                            Director                        June 23, 1997
--------------------------
   Kenneth S. Olshan

/S/ M. CABELL WOODWARD, JR.                      Director                        June 24, 1997
--------------------------
   M. Cabell Woodward, Jr.


                                INDEX TO EXHIBITS

   Exhibit No.                Description


            5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

            15 Letter of KPMG Peat Marwick LLP re unaudited interim financial information.

            23(a)             Consent of KPMG Peat Marwick LLP.

            23(b) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

            99 Summary Plan Description of the Footstar 1997 Associate Stock Purchase Plan.